UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

Omni Bio Pharmaceutical, Inc.
 (Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 South Roslyn, Suite 430, Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 867-3415

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2011, Charles A. Dinarello, MD resigned from his position as Acting Chief Executive Officer of Omni Bio Pharmaceutical, Inc. (the “Company”). On February 22, 2011, the Company engaged Dr. Dinarello as its Chief Scientific Officer and Chief Medical Director. Under Dr. Dinarello’s consulting arrangement, he will receive a monthly cash amount of $10,000, commencing on March 1, 2011, and a grant of 150,000 restricted stock units (“RSUs”). The RSUs vest over a three-year period as follows: 50,000 on March 1, 2012, 50,000 on March 1, 2013 and 50,000 on March 1, 2014.

On February 23, 2011, James D. Crapo, MD was appointed Chief Executive Officer by the Company’s board of directors (the “Board”). Under Dr. Crapo’s employment arrangement, he will receive an annual salary of $120,000, a monthly healthcare and fringe allowance of $2,000 and 300,000 RSUs, which vest as follows: 100,000 on March 1, 2012, 100,000 on March 1, 2013 and 100,000 on March 1, 2013. In addition, Dr. Crapo is eligible to receive a cash bonus upon the sale of the Company or sale of certain intellectual property as follows: 1.0% of the total net cash proceeds received by the Company for a transaction up to $100 million; 1.5% of the total net cash proceeds received by the Company for a transaction above $100 million up to $200 million; 2.0% of the total net cash proceeds received by the Company for a transaction above $200 million up to $300 million; and 3.0% of the total net cash proceeds received by the Company for a transaction that exceeds $300 million. The Board anticipates appointing Dr. Crapo as a director in the near term.

Dr. Crapo, age 67, has nearly 30 years of experience in the health and science field. He has been a Professor at National Jewish Medical and Research Center since June 1996 and served as Executive Vice President of Academic Affairs and Chairman of Medicine from June 1996 to 2004. National Jewish Health is a private institution specializing in immunology and allergic diseases. From July 2004 to December 2004, Dr. Crapo served as Chief Executive Officer of Aeolus Pharmaceuticals, Inc., a developer of a new class of catalytic antioxidant compounds that protects healthy tissue from the damaging effects of radiation. He was the first scientist to extend Dr. Fridovich’s and Dr. Joe McCord’s original discovery of superoxide dismutase, a natural antioxidant referred to as “SOD,” to mammalian models of disease. Prior to joining National Jewish, Dr. Crapo spent over 15 years as the Chief of the Pulmonary and Critical Care Medicine Division at Duke University Medical Center. He is involved in a number of professional societies, including service on the NHLBI Advisory Council and serving as President of the American Thoracic Society and President of the Fleischner Society. He currently serves on the board of directors and as the chairman of the audit committee of Lifevantage Corporation (LFVN.OB), a maker of science-based solutions to oxidative stress. From 2007 to 2009, he served as the chairman of the board of directors of Lifevantage Corporation.

Item 7.01	Regulation FD Disclosure.

On February 24, 2011, Omni Bio Pharmaceutical, Inc. issued a press release announcing its executive management. A copy of the press release is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Omni Bio Pharmaceutical, Inc. dated February 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.

Date: February 24, 2011

By: /s/ Robert C. Ogden
Robert C. Ogden
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Omni Bio Pharmaceutical, Inc. dated February 24, 2011

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